Exhibit 12.1

COLONY NORTHSTAR, INC.

COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

(In thousands, except ratios)

Colony NorthStar, Inc. (the “Company”) was formed through a tri-party merger (the “Merger”) among: NorthStar Asset Management Group Inc., Colony Capital, Inc. (“Colony”), and NorthStar Realty Finance Corp. For more information concerning the effects of the Merger, please see the Colony NorthStar Current Report on Form 8-K12B, filed with the Securities and Exchange Commission (“SEC”) on January 10, 2017.

The financial information for the Company represents a continuation of the financial information of Colony as the accounting acquirer in a reverse acquisition. Consequently, the following historical computation of the ratio of earnings to combined fixed charges and preferred dividends, for periods on and prior to January 10, 2017, represents the pre-merger financial information of Colony.

	Six Months Ended June 30, 2017	Year Ended December 31,
		2016	2015	2014	2013	2012
Earnings:
Income (loss) before income taxes before adjustment for noncontrolling interests and income from equity method investees	$(87,941)	$196,133	$199,135	$83,483	$25,874	$1,633
Add:
Fixed charges	266,538	170,083	133,094	48,365	18,838	8,248
Distributed income of equity investees	33,971	79,361	66,418	74,948	101,874	64,839
Subtract:
Noncontrolling interests in pre-tax income of consolidated subsidiaries with no fixed charges	(35,593)	(164,899)	(103,018)	(27,529)	(17,018)	(1,976)

Earnings	$176,975	$280,678	$295,629	$179,267	$129,568	$72,744

Fixed Charges and Preferred Dividends:
Fixed charges:
Interest expense	$266,538	$170,083	$133,094	$48,365	$18,838	$8,248
Preferred dividends	65,152	48,159	42,569	24,870	21,420	13,915

Combined fixed charges and preferred dividends	$331,690	$218,242	$175,663	$73,235	$40,258	$22,163

Ratio of Earnings to Combined Fixed Charges and Preferred Dividends(1)	0.5x	1.3x	1.7x	2.4x	3.2x	3.3x

(1)	For the six months ended June 30, 2017, the deficiency of earnings over combined charges and preferred stock dividends was $154.7 million.

COLONY NORTHSTAR, INC.

COMPUTATION OF PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

(In thousands, except ratios)

The following pro forma computation for the year ended December 31, 2016 gives effect to the completion of the Merger and assumes the Merger had been completed on January 1, 2016 (“Merger Pro Forma”). The merger-related adjustments are presented in Exhibit 99.1 of the Current Report on Form 8-K filed with the SEC on March 15, 2017. The pro forma computation for the Company’s offering of Series I Preferred Stock (“Offering Pro Forma”) assumes that the shares of the Company’s Series I Preferred Stock were issued on January 1, 2016, the net proceeds of which were used to redeem all of the Company’s Series A Preferred Stock and Series F Preferred Stock, as described in the final prospectus, dated May 24, 2017, and filed with the SEC on May 26, 2017. The pro forma computation for the Company’s offering of Series J Preferred Stock (“Offering Pro Forma, As Adjusted”) assumes that the shares of the Company’s Series J Preferred Stock were issued on January 1, 2016, the net proceeds of which were used to redeem all of the Company’s Series C Preferred Stock and a portion of the Company’s Series B Preferred Stock, and reflects the effects of the net change in preferred stock dividends based on a redemption of those preferred shares and the issuance of the Series J Preferred Stock, as described in the final prospectus, dated September 13, 2017, and filed with the SEC on September 15, 2017.

	Six Months Ended June 30, 2017		Year Ended December 31, 2016
	Offering Pro Forma	Offering Pro Forma, As Adjusted	Merger Pro Forma	Offering Pro Forma	Offering Pro Forma, As Adjusted
Earnings:
Income (loss) before income taxes before adjustment for noncontrolling interests and income from equity method investees	$(87,941)	$(87,941)	$(151,394)	$(151,394)	$(151,394)
Add:
Fixed charges	266,538	266,538	517,338	517,338	517,338
Distributed income of equity investees	33,971	33,971	189,634	189,634	189,634
Subtract:
Noncontrolling interests in pre-tax income of consolidated subsidiaries with no fixed charges	(35,593)	(35,593)	(164,899)	(164,899)	(164,899)

Earnings	$176,975	$176,975	$390,679	$390,679	$390,679

Pro Forma Fixed Charges and Preferred Dividends:
Fixed charges:
Interest expense	$266,538	$266,538	$517,338	$517,338	$517,338
Preferred dividends	64,674	63,121	132,397	130,249	127,143

Combined pro forma fixed charges and preferred dividends	$331,212	$329,659	$649,735	$647,587	$644,481

Pro Forma Ratio of Earnings to Combined Fixed Charges and Preferred Dividends(1)	0.5x	0.5x	0.6x	0.6x	0.6x

(1)

For the six months ended June 30, 2017, the deficiency of pro forma earnings over combined charges and preferred stock dividends for the Offering Pro Forma and Offering Pro Forma, As Adjusted was $154.2 million and $152.7 million, respectively. For the year ended December 31, 2016, the deficiency of pro forma earnings over combined charges and preferred stock dividends for the Merger Pro Forma, Offering Pro Forma and Offering Pro Forma, As Adjusted was $259.1 million, $256.9 million and $253.8 million, respectively.